Exhibit 21

CERBCO, INC.

SUBSIDIARIES OF THE REGISTRANT

CERBERONICS, INC.

Incorporated in Delaware; 100% owned by CERBCO, Inc.

INEI Corporation

Incorporated in Delaware; 39.1364 % owned by CERBERONICS, Inc.

TryTek Machine Works, Inc.

Incorporated in Pennsylvania; 100% owned by INEI Corporation